Exhibit 10

SECOND AMENDMENT TO

CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of September 20, 2012 (this “Amendment”), to the Existing Credit Agreement (such capitalized term and other capitalized terms used in this preamble and the recitals below shall have the meanings set forth in, or are defined by reference in, Article I below) is among INTERSIL CORPORATION, a  Delaware corporation (the “Borrower”), each Lender party hereto, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders, the Administrative Agent and the L/C Issuer are parties to the Credit Agreement, dated as of September 1, 2011 (as amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”, and as amended by this Amendment and as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that the Lenders amend certain provisions of the Existing Credit Agreement as set forth below and the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to make such amendments to the Existing Credit Agreement.

NOW, THEREFORE, the parties hereto hereby covenant and agree as follows:

DEFINITIONS

SECTION 1.1.	Certain Definitions. The following terms when used in this Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Amendment” is defined in the preamble.

“Amendment Effective Date” is defined in Article III.

“Borrower” is defined in the preamble.

“Consenting Lender” is defined in Section 3.3.

“Credit Agreement” is defined in the first recital.

“Existing Credit Agreement” is defined in the first recital.

“Lender” is defined in the preamble.

SECTION 1.2.

Other Definitions.  Capitalized terms for which meanings are provided in the Existing Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used in this Amendment with such meanings.

ARTICLE II	AMENDMENT TO EXISTING CREDIT AGREEMENT

Effective on (and subject to the occurrence of) the Amendment Effective Date, the provisions of the Existing Credit Agreement referred to below are hereby amended in accordance with this Article II.  Except as expressly so amended, the Existing Credit Agreement shall continue in full force and effect in accordance with its terms.

SECTION 2.1.	Amendment to Article I. Article I of the Existing Credit Agreement is hereby amended as follows:
SECTION 2.1.1.	The definition of “Available Amount” appearing in Section 1.01 of the Existing Credit Agreement is hereby deleted in its entirety.
SECTION 2.1.2.

The definition of “Consolidated Fixed Charge Coverage Ratio” appearing in Section 1.01 of the Existing Credit Agreement is hereby amended by (a) deleting clause (b)(iv) of such definition in its entirety and (b) re-numbering the remaining clause (b) subclauses accordingly.

SECTION 2.2.	Amendments to Article VII. Article VII of the Existing Credit Agreement is hereby amended as follows:
SECTION 2.2.1.

Section 7.06 of the Existing Credit Agreement is hereby amended by (a) inserting the word “and” at the end of clause (c) thereof, and (b) deleting clauses (d) and (e) thereof in their entirety and inserting a new clause (d) in their place to read as follows:

(d)with respect to any Restricted Payment not otherwise permitted under clauses (a) through (c) of this Section, the Borrower may declare and make any such Restricted Payment so long as (i) no Event of Default shall have occurred under Section 8.01(a),  (f) or (g) and be continuing at the time of such action or would result therefrom, (ii) after giving pro forma effect to such action, the Borrower is in pro forma compliance with each of the covenants set forth in Section 7.11 as of the date of the most recent financial statements delivered pursuant to Section 6.01(a) or (b), (iii) immediately prior to such action, and after giving effect thereto, (A) the Borrower and its Subsidiaries shall have minimum Liquidity of $100,000,000 and (B) the Consolidated Leverage Ratio is less than 2.00:1; and (iv) with respect to any such Restricted Payment that constitutes a cash dividend declared and made by the Borrower to its stockholders, the aggregate amount of all such cash dividends declared and made in any fiscal year shall not exceed $75,000,000.

SECTION 2.2.2.	Section 7.11(a) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

(a)Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Measurement Period of the Borrower to be less than (i) 1.50:1 for each of the fiscal quarters ending on or prior to September 30, 2013; and (ii) 1.75:1 for each of the fiscal quarters ending December 31, 2013 and thereafter.

SECTION 2.3.

Amendment to Exhibit D.  Exhibit D of the Existing Credit Agreement (Form of Compliance Certificate) is hereby amended and restated in its entirety by replacing it with the form of Exhibit D attached hereto as Annex I.

ARTICLE III	CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective on the date first written above (the “Amendment Effective Date”) when the following conditions have been met:

SECTION 3.1.	Counterparts. The Administrative Agent shall have received counterparts hereof executed on behalf of the Borrower and the Required Lenders.
SECTION 3.2.

Costs and Expenses, etc.  The Administrative Agent shall have received for the account of each Lender, all fees, costs and expenses due and payable pursuant to Section 10.04 of the Credit Agreement, if then invoiced.  All accrued fees and expenses of the Arrangers, the Administrative Agent and the Lenders (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent) shall have been paid.

SECTION 3.3.

Amendment Fee.  The Administrative Agent shall have received, for the ratable benefit of each Lender that has delivered (including by way of facsimile or email) its executed signature page to this Amendment to the attention of Darren Frank at Mayer Brown LLP, 214 N. Tryon Street, Suite 3800, Charlotte, North Carolina 28202, facsimile number: (704) 377-2033, email address: , at or prior to 12:00 p.m. (Eastern time) on September 20, 2012 (each such Lender, a “Consenting Lender”), according to such Consenting Lender’s Applicable Percentage (as determined on the Amendment Effective Date), a non-refundable fee in an amount equal to 0.10% of the Aggregate Commitments (as in effect on the Amendment Effective Date) which fee shall be deemed fully earned on the Amendment Effective Date and shall be non-refundable for any reason whatsoever and shall be in addition to any other fee, cost or expense payable pursuant to the Credit Agreement.

SECTION 3.4.

Other Documents.  The Administrative Agent shall have received such other documents, agreements or information as the Administrative Agent, any Lender or counsel to the Administrative Agent may reasonably request.

ARTICLE IV	MISCELLANEOUS
SECTION 4.1.	Cross-References. References in this Amendment to any Article or Section are, unless otherwise specified, to such Article or Section of this Amendment.
SECTION 4.2.

Loan Document Pursuant to Existing Credit Agreement.  This Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with all of the terms and provisions of the Existing Credit Agreement, as amended hereby, including Article X thereof.

SECTION 4.3.	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
SECTION 4.4.

Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 4.5.	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
SECTION 4.6.

Full Force and Effect; Limited Amendment.  Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing Credit Agreement and the other Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms and Borrower confirms, reaffirms and ratifies all such documents and agrees to perform and comply with the terms and conditions of the Existing Credit Agreement and the Loan Documents, as amended hereby.  The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Existing Credit Agreement or any other Loan Document or of any transaction or further or future action on the part of any Loan Party which would require the consent of the Lenders under the Existing Credit Agreement or any of the Loan Documents.

SECTION 4.7.

Representations and Warranties.  To induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents and warrants to the Lenders on the Amendment Effective Date that no Default or Event of Default exists and all statements set forth in Section 4.02(a) of the Credit Agreement are true and correct as of such date, except to the extent that any such statement expressly relates to an earlier date (in which case such statement was true and correct on and as of such earlier date).

SECTION 4.8.

California Judicial Reference.  If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any controversy arising from or related to the transactions contemplated by this Amendment or any other Loan Document, the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision; provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

INTERSIL CORPORATION

By:
       Name:
       Title:

bank of america, n.a., as
Administrative Agent

By:
       Name:
       Title:

bank of america, n.a., as a Lender, L/C Issuer and Swing Line Lender

By:
       Name: Jeannette Lu
       Title:  Vice President

JPMORGAN CHASE BANK, N.A.

By:
       Name:
       Title:

[OTHER LENDERS]

By:
       Name:
       Title: